Exhibit 15














August 7, 1997


The Board of Directors
United Stationers Inc.



We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-02247) of United Stationers Inc. for the registration of a total of 2,035,243 shares of its common stock of our report dated July 25, 1997 relating to the unaudited condensed consolidated interim financial statements of United Stationers Inc. that are included in its Form 10-Q for the period ended June 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.






                         /s/Ernst & Young LLP



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